Exhibit 99.1

         National Dentex Corporation Announces Fourth Quarter
                      and Full Year 2006 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--March 16, 2007--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the fourth quarter and year ended December 31, 2006. Sales for the quarter totaled $40,589,000 compared to $34,339,000 a year earlier, an increase of 18.2%. Net income for the quarter was $369,000 or $.06 per share on a diluted basis compared to $1,344,000 or $.24 per share on a diluted basis in 2005.

    For the full year ended December 31, 2006, sales increased 10.5% to $150,107,000 compared to $135,843,000 for the same period in 2005. Net income for 2006 decreased by 18.7% to $5,763,000 or $1.01 per share on a diluted basis from $7,089,000 or $1.27 per share on a diluted basis for 2005.

    Commenting on today's announcements, David Brown, President and CEO, stated: "While we are disappointed by our fourth quarter and full year results, we believe we are taking the steps necessary to better address the challenges that we have been confronting. We have been experiencing rising costs in a number of areas, including for materials, precious metals, employee benefits, and energy. At the same time, changes in our industry have restrained or limited our ability to raise prices to maintain our margins. In particular, lower priced products from offshore locations, such as China, while not directly impacting our client base to any significant degree, have created an increasingly price conscious marketplace, thereby exerting an indirect influence on our ability to pass along cost increases. In addition, computer aided designed and manufactured product (CAD/CAM) has begun to change the traditional labor components in many dental laboratory products, making them more capital-intensive. Given the nature of these changes, we are committed to reassessing our cost components and taking the steps necessary to better enhance our productivity. In conjunction with this reassessment, we are reviewing our pricing strategies in all of our various marketplaces.

    "On a positive note, increased demand for newer technologies creates what we believe is an opportunity for National Dentex. As we strive to establish and maintain the standards for technological leadership in our industry we remain firmly focused on increasing units in a cost effective manner to better ensure that we realize full value for the products and services we provide. As we move forward with newer technologies, we believe that we also need to reevaluate our ongoing labor requirements and to adjust them, as appropriate. We are currently undertaking that review. Better leveraging our technical strengths in our marketplaces, we believe, will afford us future opportunities to enhance our competitive advantage in existing products lines, as well as newer ones as they develop, and thus help us lay the foundation for future growth.

    "On another positive and encouraging note, 2006 was a year in which we aggressively pursued and added quality laboratories to our group. The past year saw us acquire Impact Dental, our first laboratory in the Canadian marketplace, and Keller Dental Group, our largest acquisition to date, with laboratories in St. Louis, Missouri and Louisville, Kentucky. We believe that Keller and Impact will together generate over $20 million in additional annual sales revenue for us. In addition, these acquisitions, like others we have completed in recent years, have helped bring talented individuals to National Dentex. As a result, in January we announced a realignment of our management to allow us to take better advantage of this new strength. We believe this will enhance and improve decision making, increase accountability, and provide for improved and better execution throughout our system, helping to further differentiate us from our competition going forward."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex's ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.



                     National Dentex Corporation
                           Earnings Results
                             (Unaudited)
                (In Thousands, except per share data)

                               Quarter Ended      Twelve Months Ended
                               December 31,          December 31,
                            -------------------  ---------------------
                              2005      2006        2005       2006
                            --------- ---------  ---------- ----------

Net Sales                   $ 34,339  $ 40,589    $135,843   $150,107
Cost of Goods Sold            20,325    24,439      78,380     88,270
                            --------- ---------  ---------- ----------
   Gross Profit               14,014    16,150      57,463     61,837

Operating Expenses            11,600    14,640      44,729     50,096
                            --------- ---------  ---------- ----------
   Operating Income            2,414     1,510      12,734     11,741

Other Expense                    284       190         646        786
Interest (Income) Expense        125       675         665      1,523
                            --------- ---------  ---------- ----------
   Income Before Tax           2,005       645      11,423      9,432

Income Taxes                     661       276       4,334      3,669
                            --------- ---------  ---------- ----------
   Net Income               $  1,344  $    369    $  7,089   $  5,763
                            ========= =========  ========== ==========


Weighted Average
Shares Outstanding:
      - Basic                  5,405     5,510       5,334      5,485
      - Diluted                5,684     5,710       5,601      5,732

Net Income per Share:
      - Basic               $    .25  $    .07    $   1.33   $   1.05
      - Diluted             $    .24  $    .06    $   1.27   $   1.01




                     National Dentex Corporation
                     Selected Balance Sheet Data
                             (Unaudited)
                            (In thousands)

                                          December 31,   December 31,
                                              2005           2006
                                         -------------- --------------


Cash and Equivalents                      $        401       $    648
Accounts Receivable - net                       15,064         17,938
Current Assets                                  25,810         29,052
Current Liabilities                             14,684         22,820

Working Capital                                 11,126          6,232

Total Assets                                   117,119        148,490

Long Term Obligations                           26,361         42,876
Stockholders' Equity                      $     76,074       $ 82,794


    CONTACT: NATIONAL DENTEX CORPORATION
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer